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                                                                    Exhibit 21.1

                   AMERICAN FINANCE GROUP, INC. SUBSIDIARIES


NAME                                       STATE OR      BUSINESS
                                         JURISDICTION    NAME
                                       WHERE ORGANIZED
AFG Credit Corp. ...................   Delaware          Same
AFG Acquisition Corp. ...............  Delaware          Same
AFG/Ireland II, Inc. ...............   Massachusetts     Same
AFG/Eireann Limited Partnership II..   Massachusetts     Same
AFG/Ireland III, Inc. ..............   Massachusetts     Same
AFG Eireann Limited Partnership III.   Massachusetts     Same